UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b)
           AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                                Interwoven, Inc.
                          -----------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                  46114T 10 2
                                 --------------
                                 (CUSIP Number)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 16 pages

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                  13G                    Page 2 of 16 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Foundation Capital II, L.P.     94-3294074
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 16 pages

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                  13G                    Page 3 of 16 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Foundation Capital II Entrepreneurs, L.L.C.    94-3301748
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 16 pages

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                  13G                    Page 4 of 16 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
   Foundation Capital II Principals Fund, L.L.C.  94-3296579

   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 16 pages

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                  13G                    Page 5 of 16 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Foundation Capital Management Co. II, L.L.C.   94-3294072
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware, United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 16 pages

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                  13G                    Page 6 of 16 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James C. Anderson
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 16 pages

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                  13G                    Page 7 of 16 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   William B. Elmore
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     210,958 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    210,958 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   210,958 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   .21%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 16 pages

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                  13G                    Page 8 of 16 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Kathryn C. Gould
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     335,400 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    335,400 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   335,400 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.34%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 16 pages

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                  13G                    Page 9 of 16 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Paul G. Koontz
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    104,880 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     90,812 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       104,880 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    90,812 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   195,692 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.20%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 16 pages

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                  13G                   Page 10 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Michael N. Schuh
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    160,600 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     352 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       160,600 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    352 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   160,952 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.16%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 16 pages

Item 1

     (a)  Name of Issuer: Interwoven, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          1195 West Fremont Avenue, Suite 2000
          Sunnyvale, California  94087

Item 2

     (a)  Name of Person(s) Filing:

          Foundation Capital II, L.P. ("FC2")
          Foundation Capital II Entrepreneurs Fund, L.L.C. ("FC2E") Foundation Capital II Principals Fund, L.L.C. ("FC2P")
          Foundation Capital Management Co. II, L.L.C. ("FCM2")
          James C. Anderson ("Anderson")
          William B. Elmore ("Elmore")
          Kathryn C. Gould ("Gould")
          Paul G. Koontz ("Koontz")
          Michael N. Schuh ("Schuh")

     (b)  Address of Principal Business Office:

          c/o Foundation Capital
          70 Willow Road, Suite 200
          Menlo Park, CA 94025

     (c)  Citizenship:

          Entities:        FC2        -   Delaware
                           FC2E       -   Delaware
                           FC2P       -   Delaware
                           FCM2       -   Delaware

          Individuals:     Anderson   -   United States of America
                           Elmore     -   United States of America
                           Gould      -   United States of America
                           Koontz     -   United States of America
                           Schuh      -   United States of America

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number: 46114T 10 2

Item 3

     Not applicable.

                              Page 11 of 16 pages

Item 4 Ownership.

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

Ownership/Power            FC2    FC2E    FC2P     FCM2    Anderson    Elmore      Gould     Koontz      Schuh
---------------            ---    ----    ----     ----    --------    ------      -----     ------      -----
Beneficial Ownership        0       0       0        0         0      210,958     335,400    195,692    160,952

Percentage of Class         0       0       0        0         0         0.21        0.34       0.20       0.16

Sole Voting Power           0       0       0        0         0            0           0    104,880    160,600

Shared Voting Power         0       0       0        0         0      210,958     335,400     90,812        352

Sole Dispositive Power      0       0       0        0         0            0           0    104,880    160,600

Shared Dispositive Power    0       0       0        0         0      210,958     335,400     90,812        352

Item 5 Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6 Ownership of More Than Five Percent on Behalf of Another Person.

Under certain circumstances set forth in the limited partnership agreement of FC2 and the limited liability company agreements of FC2E, FC2P, and FCM2, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8 Identification and Classification of Members of the Group.

     Not applicable.

Item 9 Notice of Dissolution of Group.

     Not applicable.

                              Page 12 of 16 pages

Item 10 Certification.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001


/s/ James C. Anderson
---------------------------------
James C. Anderson


/s/ William B. Elmore
---------------------------------
William B. Elmore


FOUNDATION CAPITAL MANAGEMENT CO. II, L.L.C.

By: /s/ William B. Elmore
    ---------------------------------
    Member


FOUNDATION CAPITAL II, L.P.

By: Foundation Capital Management Co. II, L.L.C.
    its General Partner

By: /s/ William B. Elmore
    ---------------------------------
    Member


FOUNDATION CAPITAL II ENTREPRENEURS FUND, L.L.C.

By: Foundation Capital Management Co. II, L.L.C.
    its Manager

By: /s/ William B. Elmore
    ---------------------------------
    Member


FOUNDATION CAPITAL II PRINCIPALS FUND, L.L.C.

By: Foundation Capital Management Co. II, L.L.C.
    its Manager

By: /s/ William B. Elmore
    ---------------------------------
    Member


/s/ Kathryn C. Gould
---------------------------------
Kathryn C. Gould

                              Page 13 of 16 pages

/s/ Paul G. Koontz
---------------------------------
Paul G. Koontz


/s/ Michael N. Schuh
---------------------------------
Michael N. Schuh


Exhibit(s):

A:       Joint Filing Statement

                              Page 14 of 16 pagews

                                    EXHIBIT A


We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Interwoven, Inc. is filed on behalf of each of us.

Dated:  February 14, 2001


/s/ James C. Anderson
---------------------------------
James C. Anderson


/s/ William B. Elmore
---------------------------------
William B. Elmore


FOUNDATION CAPITAL MANAGEMENT CO. II, L.L.C.

By: /s/ William B. Elmore
    ---------------------------------
    Member


FOUNDATION CAPITAL II, L.P.

By: Foundation Capital Management Co. II, L.L.C.
    its General Partner

By: /s/ William B. Elmore
    ---------------------------------
    Member


FOUNDATION CAPITAL II ENTREPRENEURS FUND, L.L.C.

By: Foundation Capital Management Co. II, L.L.C.
    its Manager

By: /s/ William B. Elmore
    ---------------------------------
    Member


FOUNDATION CAPITAL II PRINCIPALS FUND, L.L.C.

By: Foundation Capital Management Co. II, L.L.C.
    its Manager

By: /s/ William B. Elmore
    ---------------------------------
    Member


/s/ Kathryn C. Gould
---------------------------------
Kathryn C. Gould

                              Page 15 of 16 pages

/s/ Paul G. Koontz
---------------------------------
Paul G. Koontz


/s/ Michael N. Schuh
---------------------------------
Michael N. Schuh

                              Page 16 of 16 pages